EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement No. 333-205576 on Form S-8 of our report dated March 28, 2017, relating to the 2016 and 2015 consolidated financial statements of RenovaCare, Inc. ("the Company") (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

March 28, 2017